Exhibit 10.1

EMPLOYMENT AGREEMENT

between

Kelly Services Management Sárl. (hereinafter “the Company”)

And

Olivier Thirot

(hereinafter “the Employee”).

Preliminary Statement

The Company, a subsidiary of Kelly Services, Inc., a Delaware corporation (“Kelly Services”), desires to employ the Employee and the Employee desires to accept such employment in accordance with the terms and conditions of this Employment Agreement.

NOW THEREFORE, the Parties hereto agree as follows:

Article 1 DURATION

1.1	This Agreement is subject to receipt of satisfactory employment references, medical checks and other background checks and is concluded for an indefinite term. It will take effect as from Monday 5 May and shall continue until either party gives notice of termination in accordance with the terms herein. Subject to termination in accordance with the provisions set out in Article 11 below, either party shall be entitled to terminate this employment relationship during the first three (3) months of employment (known as the ‘probationary’ period) by giving the other a written termination notice of one (1) month, or in the case of termination by the Company, one (1) months salary in lieu of one (1) month notice, at the Company’s discretion. After the probationary period either party shall be entitled to terminate this employment relationship by giving the other a written termination notice of three (3) months or in the case of termination by the Company, three (3) months salary in lieu of three (3) months notice, at the Company’s discretion.

Article 2 OBLIGATIONS DURING EMPLOYMENT

2.1	The Company agrees to employ the Employee, and the Employee agrees to serve as Vice President, Finance, EMEA, based in the Headquarters for Kelly Services Management Sárl, responsible for managing the Finance function for the EMEA region to be designated from time to time by the Supervisor, and his duties will consist, without limitations, of those duties set out by the Board of Directors of the Company or its designee (the “Director”). The Employee will report in solid line to the CFO, Kelly Services, Inc. (herein after the “Supervisor”).

2.2	The Employee shall faithfully and diligently perform the duties and exercise the powers which the Supervisor or anyone authorized by the Chairman of the Board may from time to time properly assign to or confer upon the Employee.

2.3	If and so long as the Director so directs, the Employee shall perform and exercise the said duties and powers on behalf of any Affiliate (as defined in paragraph 17.1 below).

2.4	At all times and in all respects, the Employee shall conform to and comply with the lawful and reasonable directions of the Supervisor or anyone authorized by the Chairman of the Board.

2.5	Unless prevented by sickness, injury or other incapacity or as otherwise agreed by the Director, the Employee shall devote the whole of his time, attention and abilities during his hours of work (which shall be normal business hours and such additional hours as may be necessary for the proper performance of his duties) to the business and affairs of the Company and any Affiliate for which he is required to perform duties.

2.6	The Employee shall work at the Company’s offices in Neuchatel or such other place of business of the Company, which the Supervisor its designee may reasonably require for the proper performance and exercise of his duties and powers, and to travel on the business of the Company and any Affiliate for which he is required to perform duties.

2.7	The Employee shall comply with the Standards of Business Conduct set forth in Exhibit A attached.

2.8	The Employee understands that in his role, he may be requested to act as member of the board of directors or similar governing body or an officer of the Company or any of the Affiliates. At any time during any such period, the Employee shall, at the request of the Director, the Supervisor or their respective designees, immediately resign, without claim for compensation, as a member of the board of directors or similar governing body or as an officer of the Company or any Affiliate. In the event of his failure to do so, the Company or its shareholders or the Affiliates or its shareholders may immediately remove him from any such offices.

2.9	During the term of this Agreement, the Employee shall not take on any work for third parties (whether remunerated or not) without prior consent from the Board of Kelly Services Management Sárl or Director, as applicable. Further, a position as a director of a board or other trustee positions outside of the Company shall not be taken on by the Employee without such consent, even if no remuneration is given for the position.

2.10	The Employee may, at the sole discretion of the Supervisor, be registered in the Commercial Register with signature rights for the Company and its Affiliates. He is aware that the Company from time to time may appoint additional employees, managers, agents or representatives to act on behalf of the Company and its Affiliates. In such case, the Company may amend the Employee’s signature power and require him to sign jointly with the newly appointed employees, managers, agents or representatives. In exercising his signature rights, the Employee however shall always comply with the internal regulations & signing authority of the Company and its Affiliates, including but not limited to those limitations provided for in Exhibit B and which is an integral part of this Agreement.

Article 3 COMPENSATION

3.1	The gross salary of the Employee for the period from the date of this Employment Agreement shall be Three Hundred Forty Thousand Swiss Francs (340,000 CHF) per year, payable monthly installments or as otherwise prescribed by law. Such compensation covers all work and services performed by the Employee for the Company, its Affiliates and/or Kelly Services, including, without limitation, any services performed by the Employee in relation to his appointment as an officer or director of any Affiliates or subsidiaries of the Company or Kelly Services.

3.2	The Employee’s salary will be reviewed and adjusted periodically at the Company’s discretion. The Director or its designee will determine the Employee’s base salary.

3.3	Provided that it is not prohibited or restricted under applicable law, the Employee shall participate in Kelly Services’ Short-Term Incentive Plan (“STIP”), a copy of which will be distributed to the employee under separate cover. For 2008, the STIP target will be 30% of earned base salary, with a maximum bonus opportunity under the STIP of 60%. Earned based salary for STIP purposes excludes automobile and any other perquisites in kind or cash.

Incentive awards under STIP are determined based on measures established each year. The financial and/or performance measures that the Employee’s incentive will be based on will be determined solely by Kelly Services.

The payments mentioned in paragraphs 3.1 through 3.3 above shall be subject to the legal and statutory deductions for old age and survivors insurance (AVS), disability insurance (AI), unemployment insurance (AC), loss of gain insurance (APG), occupational pension (LPP) and any additional legal or statutory deduction that may be introduced during the period of the employment relationship.

Article 4 CAR ALLOWANCE

The Employee shall be eligible to receive a gross car allowance equal to 20,400 (twenty thousand four hundred) Swiss Francs per annum.

Article 5 BENEFITS

The Employee shall be eligible to participate in benefit plans offered by the Company which may include medical, life insurance, disability and retirement plans, subject to the terms and conditions of such plans. The Company reserves the right to modify or discontinue such plans or benefits at any time at its sole discretion.

Article 6 EXPENSES

Apart from the compensation as per Article 3 above, the Employee shall be entitled to the refund, upon the submission of adequate written receipts and expense reports, of the actual and reasonable expenses incurred by him on behalf of the Company in the performance of his duties under this Agreement, such expenses including, but not limited to, travel, hotel, meals, and other business expenses approved by the Company.

Article 7 WORKING HOURS

7.1	The Employee shall work on a full time basis for and devote his full time to the Company.

7.2	The compensation fixed under Article 3 above takes into consideration that the Employee may be asked from time to time to perform overtime work, in accordance with his position described in Article 2 above. Compensation for any overtime work is included in the base salary amount stipulated under Article 3, except as otherwise indicated by statutory laws.

Article 8 HOLIDAYS

8.1	The Employee shall be entitled to twenty-two (22) business days paid vacation during each calendar year, which shall accrue on a pro rata basis each year.

8.2	The Employee shall inform the Supervisor or his designee of any planned vacation and shall obtain prior approval of the Supervisor or his designee of any vacation extending beyond five (5) working days.

8.3	In case of termination of this employment relationship, the Company shall pay on a pro rata basis the accrued vacation not taken by the Employee during the current year, or the Employee shall refund to the Company the vacation already taken by exceeding his pro rata accrual during the current year.

8.4	In addition to the vacation provided above, the Employee shall be entitled to all nine (9) public holidays applicable in the canton of Neuchâtel.

Article 9 INTELLECTUAL PROPERTY

9.1	If at any time while performing his employment activities and regardless of whether he is performing his contractual duties, the Employee makes or discovers or participates in the making or discovery of any Intellectual Property relating to or capable of being used in the business of the Company or any Affiliate, he shall immediately disclose the full details of such Intellectual Property to the Company and, at the request and expense of the Company, he shall do all things which may be necessary or desirable for obtaining appropriate forms of protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting all rights in the same in the Company or its nominee.

9.2	The Employee hereby irrevocably appoints the Company to be his attorney, in his name and on his behalf, to sign and execute any instrument and to do anything and generally to use his name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this Article 9.

9.3	The Employee hereby expressly waives all of his right and interest in and to the Intellectual Property, subject to section 332 subparagraph 3 CO.

9.4	If the invention is not released to the employee, the employer shall pay the employee a special appropriate compensation which shall be determined by taking into account all circumstances, such as the economic value of the invention, the employer’s participation, the use of his staff and operational facilities, as well as the employee’s expenses and his position in the company (art. 332 par. 4 CO).

9.5	All rights and obligations under this Article in respect of Intellectual Property made or discovered by the Employee during his employment shall continue in full and force and effect after the termination of his employment and shall be binding upon the Employee’s personal representatives.

Article 10 SECRECY OBLIGATION

10.1	During the entire duration of this Agreement as well as after the end of the employment relationship, the Employee shall keep strictly secret, and not disclose or communicate to third parties, any documents or information of a confidential nature relating to the business and operations of the Company or Kelly Services or any of its subsidiaries including any company in the same group as Kelly Services.

10.2	Furthermore, the Employee shall keep strictly secret, and not disclose to any third party, any documents or information of a confidential nature entrusted by clients or other third parties or of which the Employee became aware through other channels.

Article 11 TERMINATION

11.1	The term of the Employee’s employment shall continue in effect as provided in Article 1, provided that the Employee’s employment shall automatically terminate upon the Employee’s death or resignation (upon at least three (3) month’s written notice) and further provided that the Employee may be terminated from employment with the Company at the option of the Company because of willful misconduct including, but not limited to, any violation of the Standards of Business Conduct attached as Exhibit A or dishonesty of the Employee which affects or reflects adversely on the Company or its Affiliates. If the Employee’s employment is terminated because of death, resignation, willful misconduct or dishonesty of the Employee, no further obligations of the Company shall exist under this Agreement other than to pay the Employee for compensation and benefits earned but unpaid as of the date of such termination consistent with the eligibility provisions of applicable benefits policies.

11.1.1	Notice in writing of termination by employee will be three (3)months and by Company will be three (3) months; however, such notice may be waived by mutual consent;

11.2	The Employee’s employment may, at the option of the Company, be terminated in the event of the Employee’s physical or mental incapacity, whether total or partial, if such results in his inability to render the services under this Agreement and continues for more than 30 days during his first year of employment, 90 days during any 12 month period during his second through fifth year of employment, or 180 days during any 12 month period during his sixth or any later year of employment. The extent of any physical or mental incapacity of the Employee shall be determined by a doctor selected by the Director.

11.3	Any other provisions herein notwithstanding, this Agreement may also be terminated by either party before the expiration of the contractual term for cause in the meaning of Article 337 Swiss Code of Obligations.

11.4	Upon the termination of his employment (for whatever reason and howsoever arising) the Employee:

11.4.1	Shall not take away, conceal or destroy but shall immediately deliver to the Company all documents (which expression shall include, without limitation, notes, software, memoranda, correspondence, drawings, sketches, plans, designs and any other material upon which data or information is recorded or stored) relating to the business or affairs of the Company or any Affiliate or any of their customers, shareholders, directors, employees, officers, suppliers, distributors and agents (and the Employee shall not be entitled to retain any copies or reproductions of any such documents) together with any other property belonging to the Company or any Affiliate which may then be in his/her possession or under his control;

11.4.2	Shall at the request of the Director or its designee immediately resign, without claim for compensation, from any office as a director of the Company and any Affiliate and from any other office held by him in the Company or any Affiliate. In the event of his failure to do so, the Company and its shareholders are hereby irrevocably authorized immediately to remove him therefrom;

11.4.3	Shall not at any time thereafter make any untrue or misleading oral or written statement concerning the business and affairs of the Company or any Affiliate nor represent himself or permit himself to be held out as being in any way connected with or interested in the business of the Company or any Affiliate (except as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements); and

11.4.4	Shall immediately repay all outstanding debts or other amounts due to the Company or any Affiliate, and the Company is hereby authorized to deduct from any wages or accrued benefits of the Employee a sum in repayment of all or any part of any such debts, or other amounts due.

11.4.5	Upon termination of the Agreement, the Employee shall also resign from the boards of directors of the Company and any of its subsidiaries.

Article 12 NON-COMPETITION / NON-SOLICITATION

12.1	For the purposes of this Article 12 the following expressions have the following respective meanings:

12.1.1	the “Termination Date” means the date of termination for any reason of the employment;

12.1.2	the “Prior Period” means the period of twelve (12) months immediately preceding the Termination Date.

12.2	The Employee understands and acknowledges that his senior position with the Company and Kelly Services gives him access to and the benefit of confidential information vital to the continued success of the Company and its Affiliates and influence over and connection with the Company’s customers, suppliers, distributors, agents, employees and directors and those of its Affiliates in or with which the Employee is engaged or in contact and hereby acknowledges and confirms that he agrees that the provisions appearing in Articles 12.4 and 12.5 below are reasonable in their application to him and necessary but no more than sufficient to protect the interests of the Company and its Affiliates.

12.3	In the event that any restriction contained in Articles 12.4 and 12.5 below shall be found to be void, but would be valid if some part of the relevant restriction were deleted, the relevant restriction shall apply with such modifications as may be necessary to make it valid and effective.

12.4	The Employee shall not without the prior written consent of the Company, during the period of six (6) months from the Termination Date, whether alone or jointly with or as principal, partner, agent, director, employee or consultant of any other person, firm or corporation, and whether directly or indirectly, in competition with any of the businesses of the Company or any Affiliate carried on at the Termination Date:

12.4.1	Solicit the services or customers of, provide services to, or otherwise deal with any person, firm or corporation who or which at any time during the Prior Period was a customer, client, supplier, agent or distributor of the Company or any Affiliate and with whom or which the Employee was personally concerned during the Prior Period; or

12.4.2	Entice or endeavor to entice away from the Company or any Affiliate or employ any person whose name is supplied to the Employee on or about the Termination Date being persons employed by the Company or any Affiliate who reported to the Employee or to an employee of the Company or any Affiliate to whom the Employee reported or who was in direct regular contact with the Employee during the Prior Period.

12.5	The Employee shall not without the prior written consent of the Company, during the period of six (6) months from the Termination Date carry on (whether as an individual or otherwise and whether by investing or working or allowing his name to be used or otherwise) any business which materially competes or is liable materially to compete with any business of the Company or any Affiliate carried on at the Termination Date in which the Employee was materially engaged during the Prior Period where the competing business carries on business within Switzerland.

12.6	Upon each breach of the non-competition clause and the non-solicitation clause set out in this Article, the relevant period(s) will be extended by the duration of that breach.

12.7	Nothing in this Article 12 shall prevent the Employee holding securities in a company where his holding does not exceed two (2)% of the class of securities concerned.

This Article shall survive any termination of this Agreement by any party for any reason.

Article 13 REPRESENTATIONS AND WARRANTIES; COVENANTS

13.1	The Employee represents and warrants that there are no restrictions or prohibitions that will inhibit him from fully and properly undertaking any of his employment obligations herein. The Employee acknowledges that if any such restriction or prohibition exists, is enforced, and will prohibit or inhibit him from fully and properly undertaking any of his employment obligations pursuant to this Agreement, such prohibitions or restrictions would constitute just cause for terminating this Agreement.

13.2	During the term of this Agreement, the Employee covenants to complete and file in a timely manner all personal tax filings and pay all income taxes related to the compensation and benefits provided hereunder as may be required by applicable law.

Article 14 ENFORCEMENT

The Employee acknowledges that the services to be rendered by him under this Agreement are of a special, unique and extraordinary character and that it would be very difficult or impossible for the Company to replace such services and by reason thereof consents and agrees that if he violates any of the provisions of this Agreement, including without limitation, the provisions with respect to secrecy, non-competition or confidential information, the Company shall be entitled to an injunction to be issued by any court of competent jurisdiction, restraining him from committing or continuing any violations of this Agreement, to damages and all other appropriate relief as may be ordered by the court.

Article 15 NOTICES

Any notice to be given under this Agreement shall be given in writing and shall be deemed to be sufficiently served by one party on the other if it is delivered personally, by registered or certified mail, postage pre-paid (air-mail if overseas), by commercial express courier or by facsimile addressed as follows:

If to the Company:

Kelly Services Management Sárl

Av.Edouard-Dubois 20

CH-2006 Neuchatel

Switzerland

Attn: Leif Agneus

Facsimile: (+41) 327371809

Copy to:

Kelly Services, Inc.

999 W. Big Beaver Road

Troy, Michigan 48084 USA

Attn: General Counsel

Facsimile: (248) 822-3376

If to Employee:

Or such other address as shall be furnished in writing by either party to the other. Such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally or by facsimile; (b) three (3) business days after mailing or deposit with an overnight air courier; or (c) ten (10) business days after being sent, if sent by registered or certified mail.

Article 16 GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by, and interpreted in accordance with the laws of Switzerland.

Any dispute arising out of, or in connection with, this Agreement shall be submitted to the competent courts for the place of the defendant’s domicile.

Article 17 DEFINITIONS AND INTERPRETATIONS

In this Agreement, unless the context otherwise requires the following expressions have the following meanings:

17.1	“Affiliate” shall mean any company which is under common control, directly or indirectly with the Company or which is controlled, directly or indirectly by the Company.

17.2	“Confidential Information” shall mean all written and oral information, without respect to the medium on which such information is recorded, relating to the property, business and affairs of the Company, and Kelly Services and their respective Affiliates, suppliers, and clients, including, but not limited to, information concerning and relating to:

17.2.1	The Company’s and Kelly Services’ and their respective Affiliates’ financing, marketing and business methods, procedures and strategies, fees, wage rates, benefits, cost, clients (including names and addresses), client lists, employee lists, payroll records, financial performance (including billings and profitability), business contacts and referral sources;

17.2.2	The Company’s and Kelly Services’ and their respective Affiliates’ plans for the development of new services or goods, and the plans for the expansion into new areas or markets and other business strategies; and

17.2.3	The Company’s and Kelly Services’ and their respective Affiliates’ business records, contracts, financial information, tax returns, records and statements, results of operations and sales and billings.

17.3	“Intellectual Property” shall mean letters, patents, trademarks, service marks, designs, copyrights, design rights, applications for registrations of any of the foregoing and the right to apply for them in any part of the world, inventions, drawings, computer programs, Confidential Information, know-how and rights of like nature arising or subsisting anywhere in the world in relation to all of the foregoing whether registered or unregistered.

Article 18 MISCELLANEOUS

18.1	This Agreement, together with attached Exhibits, sets forth the entire understanding of the parties and no statement, representation, warranty or covenant either express or implied has been made by the Company except as expressly set forth herein. This Agreement supersedes any existing agreements, arrangements and understandings (written or oral) relating to the employment of the Employee; all of such agreements, arrangements and understandings shall be deemed to have been terminated by mutual consent.

18.2	No provision of this Agreement may be modified, waived or discharged unless agreed to in writing, signed by the Employee and by the undersigned Company representative or his successor.

18.3	The Employee may not assign this Agreement or any interest herein. The Company may assign the Employee and this Agreement to any Affiliate.

18.4	In the event that any provision of the Agreement shall be construed as being invalid or unenforceable, such invalidity or unenforceability shall not affect any of the other provisions in this Agreement which can be given effect without the invalid or unenforceable provision. The parties understand, agree and deem that the consideration exchanged for the various covenants, agreements, and releases contained herein is sufficient and the parties waive any and all rights they may have to assert a claim of lack of sufficient consideration.

18.5	The Employee hereby authorizes the Company, without notice to the Employee, at any time during the Employee’s employment to set off and/or make deductions from the Employee’s salary or from any other sums due to the Employee from the Company or any Affiliate in respect to any overpayment of any kind made to the Employee in respect to any debt or other sums due from him, subject to article 323b subparagraph 2 CO.

18.6	The headings in this Agreement are for convenience only and shall not affect its construction or interpretation.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto and is intended to be and is hereby delivered as of this 1st day of April 2008.

The Employee	Kelly Services Management Sárl

/s/ Olivier Thirot	/s/ Leif Angéus
Olivier Thirot
Director

MODIFICATION DU CONTRAT DE TRAVAIL

conclu entre

Kelly Services Management Sàrl

20, Av. Edouard-Dubois à

2006 Neuchâtel

(ci-dessous l’employeur)

d’une part

et

MONSIEUR OLIVIER THIROT

(ci-dessous le collaborateur)

d’autre part.

Article premier- Début du changement et durée des rapports de travail

Le début du changement des rapports de travail est fixé rétroactivement au 1er janvier 2010. Le contrat de travail est conclu pour une durée indéterminée.

Toutes les modalités qui ne sont pas réglées dans la présente modification de contrat de travail sont réglées et maintenues dans le contrat de travail du 5 mai 2008 à l’exception de l’article 4 « Car Allowance » qui n’est plus applicable dès le 1er janvier 2010.

Art. 2 - Domaine d’activité, fonction

Le collaborateur a le titre de Vice President Finance EMEA.

Les activités peuvent évoluer dans le temps et être fixées dans un cahier des tâches.

Art. 3 - Salaire

Le nouveau salaire annuel brut est fixé à CHF 342’400.— dès le 1er janvier 2010.

(payé en 12 mensualités au prorata temporis)

Art. 4 -lndemnité forfaitaire

Le montant mensuel net forfaitaire est fixé à CHF 1’500.- dès le 1er janvier 2010.

(payé en 12 mensualités au prorata temporis)

Art. 5 - Frais

Les règlements des frais signés le 8 décembre 2009, font partie intégrante du présent contrat de travail.

Art. 6 - Principe du remboursement des débours et déplacements

L’article 5 du Règlement de Frais pour le personnel dirigeant de la Société signés le 8 décembre 2009 est applicable.

Art. 7 -Temps de travail

Le temps de travail hebdomadaire fixé par la Direction de l’entreprise est de 42  1⁄2 heures ; les autres dispositions sont réglées par l’article 30 des conditions cadres de travail.

Art. 8 - Lieu de travail

Le lieu habituel de travail est à au Siège de Kelly Services Management Sàrl, sis à Neuchâtel.

Art. 9 - Conditions cadre de travail

Les conditions cadre de travail de juillet 2005 font partie intégrante du présent contrat de travail.

Art. 10 - Entrée en vigueur

Le contrat de travail entre en vigueur avec effet rétroactif au 1er janvier 2010.

Ainsi fait à Neuchâtel le 8 avril 2010 en deux exemplaires originaux dont l’un pour chacune des parties.

L’employeur:

L’employé:

Kelly Services Management Sàrl	/s/ Olivier Thirot
Olivier Thirot

/s/ Leif Angéus	/s/ Giovanni Marrangio
Leif Angéus	Giovanni Marrangio
SVP General Manager EMEA	Senior Director Human Resources EMEA

Règlement complémentaire des frais pour le personnel

dirigeant de la Société

KELLY SERVICES MANAGEMENT Sàrl

1.	Principe

Sauf disposition contraire du présent règlement complémentaire, l’ensemble des dispositions contenues dans le règlement des frais de la Société s’applique aux cadres dirigeants.

En ce qui concerne les dépenses relatives à l’hébergement, les transports et les voyages en général, les cadres dirigeants s’engagent à suivre las principes généraux de la police de voyage internationale.

Les frais de repas et d’hébergement sont remboursés à concurrence de leur montant effectif par occasion de débours et sur présentation des justificatifs originaux, sous réserve de l’Art. 5 du présent réglement et d’une révocation du Senior Vice President.

2.	Cadre dirigeant

Les membres du personnel des catégories ci-dessous sont des cadres dirigeants au sens du présent règlement complémentaire :

-	Senior Vice President
-	Vice President	Leadership Management Team
-	Senior Director
-	Director
-	Manager

3.	Indemnités forfaitaires

Dans le cadre de leur activité professionnelle, les cadres dirigeants engagent des frais de représentation et d’acquisition ou d’entretien des relations clientèle. II est parfois impossible ou très difficile d’obtenir les justificatifs de ces frais de représentation et de menues dépenses. Pour des raisons pratiques, le personnel dirigeant reçoit une indemnité forfaitaire nette mensuelle.

Sont en particulier des menues dépenses au sens du présent règlement complémentaire :

•	les invitations de partenaires commerciaux à de modestes repas au restaurant,

•	Les collations (Dîners ou soupers pris lors de déplacements professionnels peuvent cependant être indemnisés)

•	Pourboires ,

•	Communications téléphoniques professionnelles à partir d’appareils privés

•	Frais et débours annexes pour et avec la clientèle sans quittances

•	Les menues dépenses effectuées lors d’entretien et de séances

•	Les déplacements en tramway, bus et taxis

•	Les frais de porteurs et de vestiaire

•	Les frais postaux et téléphoniques

•	Frais de blanchisserie

4.	Montant de l’indemnité forfaitaire pour un degré d’activité de 100%

Le montant mensuel net forfaitaire (x 12 mois) par mois calendaire de l’indemnité forfaitaire pour les catégories de personnel sulvantes s’élève à :

-	Senior Vice President	CHF 2’000.—

-	Vice President	CHF 1’500.—

-	Senior Director	CHF 1’200.—

-	Director	CHF 1’000.—

-	Manager	CHF 800.—

Le montant de l’indemnité forfaitaire nette inhérente aux frais sera déclaré sur le certificat de salaire pour la déclaration d’impôt sous « Indemnités pour frais » non comprises dans le salaire brut, lettre P, sous Représentation. L’indemnite forfaitaire nette pour frais est proportionnelle au degré d’activité. Les indemnités forfaitaires nettes pour les frais autorisés ne sont pas assujetties à un éventuel impôt retenu à la source.

5.	Principe du remboursement des débours et déplacements

Le personnel dirigeant de la société ne peut pas prétendre au remboursement de factures par objet de dépense pour toute facture d’un montant inférieur à CHF 50.— par rapport au montant effectif de la dépense. (règle des GHF 50.—)

Les principales dépenses professionnelles pour le personnel cadre dirigeant sont les suivantes:

Transports temporaires

Foires/expositions

Activités clients

Repas d’affaires

Repas internes

Parking/train/tram/bus/avion

Remboursement exceptionnel (divers, hôtel, etc.)

6.	Véhicule d’entreprise

Un véhicule d’entreprise peut ètre mis à la disposition du personnel cadre dirigeant de la Société dont les modalités d’utilisation détaillées sont réglées pour chaque membre concerné dans une convention particulière et spécifique pour véhicule d’entreprise.

Le montant du salaire en nature est calculé sur la base du prix hors taxe à neuf rnultiplié par un coefficient de 0.8 % réparti sur 12 mois ; la valeur de 0.8 % comprise dans le brut et le net annuel figure sur le certificat de salaire pour la déclaration fiscale; la valeur mensuelle brute et nette du véhicule d’entreprise figure sur le décompte salaire du personnel concerné.

7.	Car allowance

Les cadres dirigeants sont susceptibles de recevoir une lndemnité pour véhicule annuelle de CHF 20’000.—.

8.	Validité

Le présent règlement complémentaire des frais pour le personnel dirigeant de la Société Kelly Services Management Sàrl est agréée par l’administration fiscale du canton de Neuchâtel.

Toute modification ou tout remplacement du présent règlement complémentaire des débours et déplacements pour le personnel dirigeant sera préalablement soumis à l’administration fiscale du canton de Neuchâtel pour accord et préavis. Cette dernière sera également tenue informée de l’annulation pure et simple de ce règlement.

9.	Entrée en vigueur

Le présent règlement complémentaire des frais pour le personnel dirigeant de la Société Kelly Services Management Sàrl entre en vigueur avec effet rétroactif au 1er janvier 2008.

KELLY SERVICES MANAGEMENT Sàrl

/s/ Giovanni Maranio	/s/ Olivier Thirot
Giovanni Maranio Senior Director Human Resources – EMEA	Olivier Thirot Vice President Finance EMEA

FIRST ADDENDUM TO EMPLOYMENT AGREEMENT

BETWEEN:

(1)	Kelly Services Management Sarl (hereinafter the “Company”); and

(2)	OLIVIER THIROT (hereinafter the “Employee”).

Dated: 25 June 2013

PRELIMINARY STATEMENT

The Company, a subsidiary of Kelly Services Inc., a Delaware Corporation (“Kelly Services”) employs the Employee under the terms of an Employment Agreement based in Switzerland (the “Employment Agreement”) effective from 1 February 2009. The Company desires to exercise the rights conferred upon it pursuant to Article 2 of the Employment Agreement and to assign and confer upon the Employee the responsibilities and duties set out in Article 1 below. The Employee agrees to undertake these additional responsibilities and duties in addition to those discharged by him pursuant to the Employment Agreement in general and specifically in accordance with Article 2.

1.	ARTICLE 1 - DURATION

1.1	With effect from 1 December 2011, the Employee will act as Vice President, EMEA/APAC Finance, and will undertake such travel as may reasonably be required for the proper performance and exercise of the duties and responsibilities set out at Article 2 below.

1.2	In the event that the Employee is denied an employment pass (the application for which will be sponsored by Kelly Services (Singapore) PTE Ltd) to facilitate the performance by him in or out of Singapore of the duties required under Article 2 below, or the said employment pass is withdrawn or cancelled, the terms of this First Addendum will terminate with immediate effect.

2.	ARTICLE 2 - OBLIGATIONS

2.1	The terms outlined in the effective Employment Agreement (by which the Employee was appointed Vice President Finance, EMEA) still remain in effect. The Employee will have responsibility as Finance Lead for APAC, in addition to his continued responsibility as Finance Lead for EMEA. With this additional APAC responsibility, the Employee will oversee financial reporting, processes and controls, sharing of best practices and collaboration across the Finance function, with day-to-day Finance activities for APAC managed by a Regional Finance Director based in Singapore who reports to the Employee.

3.	ARTICLE 3 - COMPENSATION

3.1	In consideration for the assumption by the Employee of the additional duties and responsibilities as set out in this First Addendum, the Employee shall receive from the Employer annual base salary in the amount of CHF 376,700 from 1 December 2011 through 31 May 2012, CHF 390,000 from 1 June 2012 through 30 June 2013, and CHF 410,000 effective 1 July 2013; STIP target equal to 40% of eligible earnings; and 2000 restricted shares with grant date of 3 January 2012 and 4 year vesting.

4.	ARTICLE 4 - SOCIAL SECURITY DEDUCTIONS, TAXATION

4.1	The additional compensation provided under Article 3.1 of this First Addendum shall be subject to legal and statutory deductions in Switzerland, in particular, for old age and survivors insurance

(AVS), disability insurance (AI), unemployment insurance (AC), loss of gain insurance (APG), accident insurance (LAA) and, to the extent so provided by applicable policy rules, occupational pension (LPP).

4.2	If, and to the extent that, any portion of the Employee’s total remuneration, payable pursuant to this First Addendum and the Employment Agreement, shall be deemed or assessed as income earned in Singapore the Employee will be responsible and accountable for such tax as may be due to the Singapore tax authorities. If it is determined that there is a tax obligation in Singapore, Kelly Services will engage an independent outside accounting firm to administer the Company’s tax equalization policy to neutralize any tax issues that may arise. The outside accounting firm will also handle preparation of any tax returns, make tax payments on behalf of the employee or reimburse the employee for tax payments.

5.	ARTICLE 5 - MISCELLANEOUS

5.1	This First Addendum shall be constructed in accordance with the Employment Agreement which, unless the contrary intention appears, shall continue unaffected by the terms contained herein. For the surplus, this First Addendum shall be governed by Swiss law.

5.2	No provision of this First Addendum may be modified, waived or discharged unless agreed to in writing and signed by the Employee and the undersigned Company representative or his successor.

5.3	This First Addendum sets forth the entire understanding of the parties in relation to the Employee’s appointment as Vice President, EMEA/APAC Finance and no statement, representation, warranty or covenant, either express or implied, has been made by the Company except as expressly set forth herein. This First Addendum supersedes any existing agreements, arrangements and understandings (written or oral) relating to the Employee’s appointment as Vice President, EMEA/APAC Finance; all of such agreements, arrangements and understandings shall be deemed to have been terminated by mutual consent.

5.4	The headings in this First Addendum are for convenience only and shall not affect its construction or interpretation.

IN WITNESS WHEREOF, this First Addendum has been executed by the parties hereto and is intended to be and is hereby delivered as of this 25th day of June 2013.

The Employee	Kelly Services Management Sarl

/s/ Olivier Thirot	/s/ Leif Agnéus
OLIVIER THIROT	Director